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                                                                    Exhibit 99.1

                    [LETTERHEAD OF CALGON CARBON CORPORATION]


From:  Ann Behrer - 412-787-6787

Subject:  Press Release

From: Gail Gerono
      Vice President, Investor Relations
     (412) 787-6795

                               -- News Release --

           CALGON CARBON UPDATES EFFORTS TO INCREASE SHAREHOLDER VALUE

PITTSBURGH, PA -- November 20, 2002 -- Calgon Carbon Corporation (NYSE:CCC) is issuing this news release to provide details on the company's past and future efforts to increase shareholder value.

Summary

Major changes at CCC during the past three years have resulted in lower costs and capital and strong cash flow, while sales and earnings have declined. Future results will depend primarily on increasing sales. Commercializing new technologies could also drive business growth.

Expectations 2000 -- 2002

In mid-1999, Calgon Carbon (CCC) began implementation of a strategic plan to achieve Economic Profit (E.P. = Revenue minus Cost minus Cost of Capital) by 2002. This was expected to be achieved through price increases in activated carbon, revenue growth from the company's Service and Engineered Solutions and Consumer businesses, and lowering costs, and capital. Implementation of the strategy resulted in lower costs and capital and strong cash flow.

         Results

         Price - Attempts to increase prices of activated carbon were unsuccessful due to pricing pressure by competitors. This resulted in a $4 - $8 million negative impact on CCC's operating income over a three-year period (2000 - 2002).

         Cost Reduction - CCC achieved major cost reductions despite significant increases in natural gas, property insurance, pension expense, and legal/patent expense over the three-year period.

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         Revenue Growth - Target revenue growth was not achieved due to strong competition in activated carbon and slower than anticipated growth from new technologies.

         From 2000 - 2002 on an annual percentage rate basis, sales of activated carbon declined 10%. Service, Engineered Solutions, and Consumer sales increased 1%, 4%, and 6%, respectively. (Sales for 2002 are on a nine-month annualized basis.)

         From 1999 through 2002 (nine months annualized), sales of activated carbon declined by 44 million pounds. In the Americas and Europe, carbon sales declined due to a decision by the company's long-term supplier of coconut-based carbon to sell directly to the market, and due to price and volume decreases in carbon sales because of competitive pressure. Sales in the Americas also declined due to customer demands to reduce the price for granular activated carbon
         (GAC) used in certain markets. In Europe, currency devaluation had an adverse impact on GAC revenue. In total, sales of activated carbon declined the most in the Americas and the same amount in Europe and Asia.

         CCC reacted to the decline in revenue by searching for a better supplier of higher quality coconut-based carbon. The company also lowered manufacturing costs, increased efforts to sell Service, and emphasized CCC's value proposition versus the competition in select markets.

         In order to increase market share in the growing Asian market, in 2002 CCC formed a joint venture with Mitsubishi Chemical Corporation, the largest manufacturer of activated carbon in Japan, and built a carbon manufacturing facility in China which is in the start-up phase.

         Managing Capital

         Calgon Carbon was successful in managing capital over the period. The company reduced receivables by $14 million and increased days payable outstanding by four days from the period of December 31, 1999 to September 30, 2002. The Company reduced inventories by $7.7 million from the period of June 30, 1999 to September 30, 2002. In addition, annual capital expenditures remained constant, with the exception of the investment in the new Chinese manufacturing facility. As a result, CCC reduced debt from $80.7 million at December 31, 1999 to $59.6 million at September 30, 2002, the lowest debt level since 1996.

Expectations  2003-- 2005

Increasing sales is the company's top priority to improve results over the next three years. Other measures in order of priority are: decrease costs, manage capital, and maintain price on activated carbon products and services.

         Sales Growth -- Geographic Targets

         Sales growth is expected to be achieved through specific geographic sales targets. These targets are consistent with CCC's vision of growing the service business.

         In Asia, sales growth is expected to be achieved through CCC's new joint venture with Mitsubishi and through carbon sales from the company's new Chinese facilities. In Europe, the company expects to increase charcoal sales, where it currently has a 20 percent market share, through alliances and to grow industrial service sales. In the Americas, sales growth is anticipated to result from the following: regional Service

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         growth, increases in activated carbon market share, sales of new systems and equipment, license fees from CCC's patented process for inactivation of cryptosporidium in drinking water, and new consumer products. The company's core business is expected to show slow growth.

         Sales Growth -- New Technologies

         CCC's new technologies, such as ion exchange for purification of drinking water, ultra violet light for drinking water disinfection, mixed media separations, and the application of activated carbon technology for new consumer products could be major drivers of sales growth over the next three years. Each technology has a large market potential, is unique with high barriers to entry, fit CCC's purification core competency, and has been under development for several years. However, commercialization costs are high ($5 million in 2002); patent protection requires investment; and markets for these technologies are slow to change. These factors make it difficult to forecast the sales and profit impact from the technologies.

         The backlog of orders for systems employing these new technologies that will be recognized as revenue over the next twelve months is $20 million versus $14 million at the same time last year.

         Sales Growth -- New Business Development

         CCC anticipates the consolidation of the water/filtration industry to continue. The company will participate if sufficient resources, both people and financial, are available.

         CCC's New Business Development efforts will focus on water/filtration with priority given to services, followed by products and projects. The company intends to build upon its balanced platform of industrial/municipal global market position. The company would consider only low-risk, profitable businesses with proven purification technologies.

         Costs

         Over the next three years, costs are expected to decrease due to lower product costs from CCC's new Chinese facilities, a corporate-wide emphasis on Process Excellence, and lower costs to commercialize new technology. At the same time, operating expenses are anticipated to increase by 5-10%, and lower asset utilization will have an adverse impact on costs.

..        Overall operating margins before depreciation, amortization, and restructuring (operating margins) should increase in the future.

                  From 2002 - 2005, the company expects operating margins for Carbon to remain unchanged, for Service to decline, and for Engineered Solutions and Consumer to improve as compared to 2002.

..        An expansion of a successful Process Excellence Pilot Program which yielded savings of $1.0 million in 2002 should result in cost reductions of approximately $5 million in 2003. Four Six-Sigma trained Black Belts are leading the effort. Potential savings of $10 million have been identified, including energy and yield improvements ($3.1 million), streamlined engineering and fabrication ($3.0 million), and transportation and logistics optimization ($2.8 million).

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..        Operating expenses are expected to increase $3-5 million in 2003. It is anticipated that pension expense, insurance, and salaries and benefits will drive the increases. They will be partially offset by new organization synergy and more economical commercialization of new technologies. Legal expenses are expected to remain constant over the three-year period.

..        CCC has an opportunity to lower costs by increasing capacity utilization at its worldwide facilities. Year-to-date in 2002, the company's six large plants ran at 88%-98% capacity. Its four small facilities ran at 50%-80% capacity which is typical for those plants.

..        Since demand for activated carbon is lower than supply, the company may also reduce utilization at some of its larger plants to reduce inventories.

              Capital

              CCC's capital is expected to increase in 2003. Capital expenditures are expected to be $24 million in 2003 versus $13 million in 2002.

Conclusion

         CCC's future results will depend primarily on revenue growth. The company expects slow growth in its core business over the next three years, and the commercialization of new technologies may drive business growth. In order to increase profits, the company will focus on managing costs and capital.

Calgon Carbon Corporation (www.calgoncarbon.com), headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,000 people at 13 operating facilities and 11 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

                                       ###


                  Posted  11/20/2002 07:39 PM
                  Expires 12/20/2002

                  Applicable Locations
                  Calgon Carbon (All Locations)